Exhibit 99

Contact:	610-337-1000 Hugh J. Gallagher, ext. 11029 Brenda A. Blake, ext. 13202	For Immediate Release: May 2, 2011
UGI Reports Second Quarter Results, Updates Guidance
VALLEY FORGE, Pa., May 2 — UGI Corporation (NYSE: UGI) today reported net income attributable to UGI of $149.4 million, or $1.32 per diluted share, for the quarter ended March 31, 2011, compared to $157.1 million, or $1.43 per diluted share, for the second quarter of fiscal 2010. The current-year period results include the impact of an after-tax loss of $5.2 million, or $0.05 per diluted share, related to the early extinguishment of debt at AmeriGas. The prior-year period results include the impact of an after-tax loss of $3.3 million, or $0.03 per diluted share, related to the discontinuance of hedge accounting for interest rate protection agreements at AmeriGas.
Lon R. Greenberg, chairman and chief executive officer of UGI, said, “Our Gas Utility experienced favorable weather and posted strong results, with a 19% increase in net income during the quarter. Our Midstream & Marketing business also posted improved earnings, as strong results from asset management and peaking activities and income tax benefits associated with solar projects were partially offset by the impact of the 2010 Atlantic Energy divestiture and lower earnings from power generation. These improved results were more than offset by lower results from our propane businesses, which experienced challenging conditions during the quarter. At Antargaz, weather for the quarter was 16% warmer than the prior-year period. AmeriGas was also adversely affected by the weather, primarily due to a very early end to the heating season in the southern U.S. Given our performance to date and our current assessment of business prospects for the remainder of the year, we expect earnings per share of between $2.30 and $2.40 for the full fiscal year ending September 30, 2011, including the impact of the loss on the early extinguishment of debt and the previously reported reversal of a reserve related to the French competition authority matter.”
Segment Performance (Millions, except where otherwise indicated)
AmeriGas Propane:

For the three months ended March 31,	2011	2010	Increase (decrease)
Revenues	$906.8	$886.1	$20.7	2.3%
Total margin (a)	$342.0	$346.4	$(4.4)	(1.3)%
Partnership EBITDA	$157.5	$173.6	$(16.1)	(9.3)%
Operating income	$154.6	$153.3	$1.3	0.8%
Retail gallons sold	316.3	329.2	(12.9)	(3.9)%
Degree days — % colder than normal	1.9%	0.2%

Net income attributable to UGI	$32.0	$36.4	$(4.4)	(12.1)%
•	Although weather nationwide averaged 1.6% colder than in the prior-year period, weather in AmeriGas’s southern regions for February and March was approximately 25% warmer than in the prior-year period.
•	Volume declined 3.9% principally due to the impact of the warmer weather in the southern U.S. and customer conservation.
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UGI Reports Second Quarter Results, Updates Guidance	Page 2
•	Total margin decreased primarily due to the lower volumes sold partially offset by slightly higher retail unit margins and increased fee income.

•	Operating expenses increased $4.4 million from the prior-year period primarily due to higher vehicle and employee benefits costs.

•	Partnership EBITDA in 2011 includes a pre-tax loss of $18.8 million associated with the early extinguishment of debt. Partnership EBITDA and operating income in 2010 include a pre-tax loss of $12.2 million associated with the discontinuance of interest rate hedges.
International Propane (in euros, except where otherwise indicated):

For the three months ended March 31,	2011	2010	Increase (decrease)
Revenues	€362.7	€278.9	€83.8	30.0%
Total margin (a)	€128.8	€129.6	€(0.8)	(0.6)%
Operating income	€46.5	€58.2	€(11.7)	(20.1)%

Antargaz retail gallons sold	94.5	106.6	(12.1)	(11.4)%
Antargaz degree days — % (warmer) colder than normal	(7.0)%	10.8%
Flaga retail gallons sold	39.1	18.2	20.9	114.8%
Flaga degree days — % (warmer) colder than normal	(1.5)%	3.4%

Net income attributable to UGI (in USD)	$35.3	$48.2	$(12.9)	(26.8)%
•	Weather in Antargaz’ service territory was approximately 16% warmer than the prior-year period. Weather in Flaga’s service territories was approximately 5% warmer than the prior-year period.
•	Antargaz volumes decreased primarily due to the warmer weather and customer conservation resulting from higher LPG prices. Flaga’s volumes increased as a result of acquisitions completed in late fiscal 2010 and early fiscal 2011.
•	Total margin was about equal to last year, as increased margin primarily related to Flaga’s acquisitions (€9.2 million) was offset by lower total margin from Antargaz (€10.0 million) resulting primarily from lower volumes sold partially offset by slightly higher unit margins.
•	Operating income decreased principally due to the lower total margin at Antargaz. The higher total margin at Flaga was offset by increased operating and depreciation expenses associated with Flaga’s acquisitions including acquisition integration costs.
•	The decrease in net income attributable to UGI is primarily due to the decrease in total margin at Antargaz.
Gas Utility:

For the three months ended March 31,	2011	2010	Increase
Revenues	$452.5	$445.4	$7.1	1.6%
Total margin (a)	$163.9	$154.0	$9.9	6.4%
Operating income	$100.9	$91.1	$9.8	10.8%
System throughput — billions of cubic feet (“bcf”)	61.3	54.6	6.7	12.3%
Degree days — % colder (warmer) than normal	6.6%	(2.0)%

Net income attributable to UGI	$58.4	$49.0	$9.4	19.2%
•	Weather was 8.8% colder than the prior year.
•	The increase in total system throughput reflects the impact of colder weather on core market customers and higher throughput to certain low-margin interruptible customers resulting from the colder weather and improving regional economic conditions.
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UGI Reports Second Quarter Results, Updates Guidance	Page 3
•	Total margin increased primarily due to the increased margin contribution resulting from higher throughput to core market customers.
•	Operating income increased, primarily reflecting the higher total margin.
•	Net income attributable to UGI benefited from the higher operating income and a lower effective tax rate reflecting the regulatory impact of greater state tax depreciation.
Electric Utility:

For the three months ended March 31,	2011	2010	Increase (decrease)
Revenues	$31.7	$31.6	$0.1	0.3%
Total margin (a)	$9.7	$9.1	$0.6	6.6%
Operating income	$3.0	$3.1	$(0.1)	(3.2)%
Distribution sales — millions of kilowatt hours (“gwh”)	279.0	262.8	16.2	6.2%

Net income attributable to UGI	$1.7	$1.6	$0.1	6.2%
•	Kilowatt-hour sales were higher than the prior-year period reflecting the impact of colder weather on heating-related sales.
•	The increase in total margin was primarily related to the higher kilowatt hour sales.
•	The increase in net income attributable to UGI reflects the increased total margin partially offset by higher operating expenses.
Midstream & Marketing:

For the three months ended March 31,	2011	2010	Increase (decrease)
Revenues	$360.3	$438.6	$(78.3)	(17.9)%
Total margin (a)	$54.9	$56.3	$(1.4)	(2.5)%
Operating income	$40.8	$40.8	$—	0.0%

Net income attributable to UGI	$25.5	$24.2	$1.3	5.4%
•	The decrease in revenues primarily reflects the absence of revenues from Atlantic Energy’s import and transshipment facility ($50.8 million), which was divested in July 2010 and, to a lesser extent, lower revenues from gas marketing activities reflecting lower natural gas prices.
•	Total margin decreased due to the absence of margin from Atlantic Energy ($4.6 million) and lower electric generation margin ($2.6 million) partially offset by higher margins from natural gas peaking and asset management activities. Electric generation margins declined due to lower electricity prices in the current quarter and the absence of margin from the Hunlock plant, which ceased operations in May 2010 to transition to a 125-megawatt natural gas-fired generating station.
•	Operating income was equal to last year, as the lower total margin was offset by reduced expenses due to the Hunlock plant shutdown and the divestiture of Atlantic Energy.
•	Net income attributable to UGI was higher in the current quarter reflecting the impact of income tax benefits related to solar energy projects.
(a)	Total margin represents total revenues less total cost of sales. Total margin for Electric Utility represents total revenues less total cost of sales and revenue-related taxes.
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UGI Reports Second Quarter Results, Updates Guidance	Page 4
About UGI
UGI is a distributor and marketer of energy products and services. Through subsidiaries, UGI operates natural gas and electric utilities in Pennsylvania, distributes propane both domestically and internationally, manages midstream energy and electric generation assets in Pennsylvania, and engages in energy marketing in the Mid-Atlantic region. UGI owns 44% of AmeriGas Partners, L.P. (NYSE:APU), the nation’s largest retail propane distributor.
UGI Corporation will hold a live Internet Audio Webcast of its conference call to discuss second quarter earnings and other current activities at 4:00 PM ET on Monday, May 2, 2011. Interested parties may listen to the audio webcast both live and in replay on the Internet at http://investor.shareholder.com/ugi/events.cfm or at the company website http://www.ugicorp.com and click on Investor Relations. A telephonic replay will be available from 7:00 PM ET on May 2 through midnight Wednesday, May 4. The replay may be accessed at 1-800-642-1687, passcode 39957995 and International access 1-706-645-9291, passcode 39957995.
Comprehensive information about UGI Corporation is available on the Internet at http://www.ugicorp.com
This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read UGI’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil, increased customer conservation measures, the impact of pending and future legal proceedings, domestic and international political, regulatory and economic conditions including currency exchange rate fluctuations (particularly the euro), the timing of development of Marcellus Shale gas production, and the timing and success of our acquisitions, commercial initiatives, and investments to grow our business. UGI undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

C-06	###	5/2/11

UGI CORPORATION
REPORT OF EARNINGS
(Millions, except per share)
(Unaudited)

	Three Months Ended		Six Months Ended		Twelve Months Ended
	March 31,		March 31,		March 31,
	2011	2010	2011	2010	2011	2010
Revenues:
AmeriGas Propane	$906.8	$886.1	$1,607.0	$1,542.7	$2,384.6	$2,252.4
International Propane	503.9	386.4	958.8	693.3	1,325.0	1,032.9
Gas Utility	452.5	445.4	773.6	773.2	1,047.9	1,061.0
Electric Utility	31.7	31.6	60.6	65.6	115.2	130.1
Midstream & Marketing	360.3	438.6	639.9	750.9	1,034.9	1,191.9
Corporate & Other (a)	(74.2)	(67.8)	(93.3)	(86.6)	(108.7)	(107.7)

Total revenues	$2,181.0	$2,120.3	$3,946.6	$3,739.1	$5,798.9	$5,560.6

Operating income (loss):
AmeriGas Propane	$154.6	$153.3	$246.2	$255.9	$226.1	$243.6
International Propane	61.8	80.8	115.8	124.7	108.1	122.3
Gas Utility	100.9	91.1	176.0	154.8	196.5	171.4
Electric Utility	3.0	3.1	6.6	8.5	11.8	13.4
Midstream & Marketing	40.8	40.8	68.3	68.5	119.8	81.9
Corporate & Other (a)	(4.1)	(3.1)	(3.6)	(3.2)	(3.0)	(2.3)

Total operating income	357.0	366.0	609.3	609.2	659.3	630.3
Loss from equity investees	(0.4)	0.0	(0.6)	0.0	(2.7)	(2.3)
Loss on extinguishments of debt	(18.8)	0.0	(18.8)	0.0	(18.8)	0.0
Interest expense:
AmeriGas Propane	(16.3)	(16.7)	(31.7)	(33.2)	(63.6)	(67.0)
International Propane	(6.3)	(6.4)	(12.7)	(13.4)	(24.7)	(26.8)
Gas Utility	(10.2)	(10.3)	(20.3)	(20.5)	(40.3)	(41.3)
Electric Utility	(0.6)	(0.5)	(1.1)	(0.9)	(2.0)	(1.8)
Midstream & Marketing	(0.7)	0.0	(1.4)	0.0	(1.6)	0.0
Corporate & Other, net (a)	(0.2)	(0.2)	(0.4)	(0.3)	(0.9)	(0.4)

Total interest expense	(34.3)	(34.1)	(67.6)	(68.3)	(133.1)	(137.3)

Income before income taxes	303.5	331.9	522.3	540.9	504.7	490.7
Income tax expense	(87.9)	(99.1)	(151.7)	(162.6)	(156.7)	(156.1)

Net income	215.6	232.8	370.6	378.3	348.0	334.6
Less: net income attributable to noncontrolling interests, principally in AmeriGas Partners, L.P.	(66.2)	(75.7)	(108.1)	(122.8)	(80.0)	(93.7)

Net income attributable to UGI Corporation	$149.4	$157.1	$262.5	$255.5	$268.0	$240.9

Earnings per share attributable to UGI shareholders:
Basic	$1.34	$1.44	$2.36	$2.34	$2.42	$2.21

Diluted	$1.32	$1.43	$2.33	$2.32	$2.39	$2.20

Average common shares outstanding (thousands):
Basic	111,637	109,232	111,267	109,158	110,648	108,776

Diluted	113,160	110,086	112,782	110,026	111,908	109,643

Supplemental information:
Net income (loss) attributable to UGI Corporation:
AmeriGas Propane	$32.0	$36.4	$52.6	$59.4	$40.5	$49.9
International Propane	35.3	48.2	68.5	74.0	53.3	57.6
Gas Utility	58.4	49.0	97.6	81.1	99.6	81.3
Electric Utility	1.7	1.6	3.4	4.5	5.7	6.9
Midstream & Marketing	25.5	24.2	43.6	40.6	71.2	48.4
Corporate & Other (a)	(3.5)	(2.3)	(3.2)	(4.1)	(2.3)	(3.2)

Total net income attributable to UGI Corporation	$149.4	$157.1	$262.5	$255.5	$268.0	$240.9

(a)	Corporate & Other includes the elimination of certain intercompany transactions.